200 Witmer Road - P.O. Box 1015 - Horsham, PA 19044-8015
GMAC
Commercial Mortgage

Annual Statement as to Compliance
For the Year Ended December 31, 2004
GMACCM Mortgage Trust I
Series 2004-C2

Pursuant to Section 3.13 of the Pooling and Servicing Agreement governing the referenced transaction, I hereby attest that:
i.
A review of the activities of GMAC Commercial Mortgage Corporation as Master
Servicer during the period, and of its performance under this Trust and Servicing
Agreement, has been made under my supervision.
ii.
To the best of my knowledge, based on such review, GMAC Commercial Mortgage
Corporation as Master Servicer, has fulfilled in all material respects its obligations under this Pooling and Servicing Agreement throughout the period.
iii.
GMAC Commercial Mortgage Corporation, as Servicer, has received no notice regarding qualifications, or challenging the status, of any REMIC Pool as a REMIC or the status of either Grantor Trust Pool as a Grantor Trust or otherwise asserting a tax on the income or assets of any portion of the Trust Fund from the Internal Revenue Service or any other governmental agency or body.

GMAC COMMERCIAL MORTGAGE CORPORATION

/s/ Brian T. Stauffer
By: Brian T. Stauffer
Title: Senior Vice President
Date: March 29, 2005

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